CUSIP NO. 403307101                    13G                   Page 1 of 25 Pages


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                              GuruNet Corporation
       ------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.001 Par Value
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                    403307101
       ------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 403307101                    13G                    Page 2 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Highland Capital Partners V Limited Partnership

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   265,798 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           265,798 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          265,798 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 3 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Highland Capital Partners V-B Limited Partnership

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   68,521 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           68,521 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          68,521 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                   Page 4 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Highland Entrepreneurs' Fund V Limited Partnership

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   42,167 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           42,167 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          42,167 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 5 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               HEF V Limited Partnership

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   42,167 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           42,167 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          42,167 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 6 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Highland Management Partners V Limited Partnership

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   334,319 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           334,319 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          334,319 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 7 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Highland Management Partners V, Inc.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 8 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Robert F. Higgins

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                    Page 9 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Paul A. Maeder

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                   Page 10 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Daniel J. Nova

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                   Page 11 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Sean M. Dalton

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                   Page 12 of 25 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Josaphat K. Tango

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) |_|

                                                                (B) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           0 shares
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   376,486 shares
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       0 shares
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           376,486 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,486 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW

          (9) EXCLUDES CERTAIN SHARES*                              |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP NO. 403307101                    13G                   Page 13 of 25 Pages


                                  SCHEDULE 13G

NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Highland Capital Partners V Limited Partnership, a Delaware limited partnership ("Highland Capital V"); (ii) Highland Capital Partners V-B Limited Partnership, a Delaware limited partnership ("Highland Capital V-B"); (iii) Highland Entrepreneurs' Fund V Limited Partnership, a Delaware limited partnership ("Highland Entrepreneurs' Fund" and together with Highland Capital V and Highland Capital V-B, the "Highland Investing Entities"); (iv) HEF V Limited Partnership, a Delaware limited partnership and general partner of Highland Entrepreneurs' Fund ("HEF V"); (v) Highland Management Partners V Limited Partnership, a Delaware limited partnership and general partner of Highland Capital V and Highland Capital V-B ("HMP V"); (vi) Highland Management
Partners V, Inc., a Delaware corporation ("Highland Management") and general partner of both HEF V and HMP V; (vii) Robert F. Higgins ("Higgins"), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V; (viii) Paul A. Maeder ("Maeder"), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V;
(ix) Daniel J. Nova ("Nova"), a senior managing director of Highland Management and a limited partner of each of HMP V and HEF V; (x) Sean M. Dalton ("Dalton"), a managing director of Highland Management and a limited partner of each of HMP V and HEF V; and (xi) Josaphat K. Tango ("Tango" and together with Higgins, Maeder, Nova and Dalton, the "Managing Directors"), a managing director of Highland Management and a limited partner of each of HMP V and HEF V. Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. Each Managing Director of Highland Management has shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland Management by virtue of their status as controlling persons of Highland Management. Each Managing Director of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such Managing Director's pecuniary interest therein. Each of Highland Management, HMP V and HEF V disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entity's pecuniary interest therein

Item 1(a). Name of Issuer: GuruNet Corporation

Item 1(b). Address of Issuer's Principal Executive Offices: Jerusalem
Technology Park Building 98   Jerusalem 91481  Israel

        Item 2(A)                Item 2(B)                  Item 2(C)
       -----------              -----------                -----------

                                                         Citizenship or
  Name of Person Filing           Address            Place of Organization
 -----------------------         ---------          -----------------------

Highland Capital          92 Hayden Avenue                  Delaware
Partners V Limited        Lexington, MA  02421
Partnership

Highland Capital          92 Hayden Avenue                  Delaware
Partners V-B Limited      Lexington, MA  02421
Partnership

CUSIP NO. 403307101                    13G                   Page 14 of 25 Pages


Highland Entrepreneurs'   92 Hayden Avenue                  Delaware
Fund V Limited            Lexington, MA  02421
Partnership

HEF V Limited Partnership 92 Hayden Avenue                  Delaware
                          Lexington, MA  02421

Highland Management       92 Hayden Avenue                  Delaware
Partners V Limited        Lexington, MA  02421
Partnership

Highland Management       92 Hayden Avenue                  Delaware
Partners V, Inc.          Lexington, MA 02421

Robert F. Higgins         c/o Highland Capital            United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Paul A. Maeder            c/o Highland Capital            United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Daniel J. Nova            c/o Highland Capital            United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Sean M. Dalton            c/o Highland Capital            United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Josaphat K. Tango         c/o Highland Capital            United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Item 2(d). Title of Class of Securities: Common Stock, $0.001 par value.

Item 2(e). CUSIP Number: 403307101

CUSIP NO. 403307101                    13G                   Page 15 of 25 Pages


Item 3.   If this statement is file pursuant to rules 13d-1(b), or 13d-2(b) or
          (c), Check whether the person filing is a:

          Not applicable.

Item 4.   Ownership.

          (a) Amount Beneficially Owned: As of February 10, 2005 each of the following is the owner of record of the number of shares of Common Stock, $0.001 of GuruNet Corporation set forth next to his or its name:

               Highland Capital V:             265,798 Shares
               Highland Capital V-B:           68,521 Shares
               Highland Entrepreneurs' Fund:   42,167 Shares
               HEF V:                          0 Shares
               HMP V:                          0 Shares
               Highland Management:            0 Shares
               Mr. Higgins:                    0 Shares
               Mr. Maeder:                     0 Shares
               Mr. Nova:                       0 Shares
               Mr. Dalton:                     0 Shares
               Mr. Tango:                      0 Shares

          Highland Capital V is the record owner of and beneficially owns 265,798 shares (the "HCV Shares") of Common Stock. Highland Capital V has the power to vote or direct the disposition of all of the HCV Shares. Such power is exercised through Highland Management as the sole general partner of HMP V as the sole general partner of Highland Capital V.

          Highland Capital V-B is the record owner of and beneficially owns 68,521 shares (the "HCV-B Shares" and together with the HCV Shares, the "HC Shares") of Common Stock. Highland Capital V-B has the power to vote or direct the disposition of all of the HCV-B Shares. Such power is exercised through Highland Management as the sole general partner of HMP V as the sole general partner of Highland Capital V-B.

          Highland Entrepreneurs' Fund is the record owner of and beneficially owns 42,167 shares (the "HEF Shares" and together with the HC Shares, the "Shares") of Common Stock. Highland Entrepreneurs' Fund has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through Highland Management as the sole general partner of HEF V as the sole general partner of Highland Entrepreneurs' Fund.

          HMP V, as the general partner of Highland Capital V and Highland Capital V-B, may be deemed to own the HC Shares beneficially and HEF V, as the general partner of Highland Entrepreneurs' Fund, may be deemed to own the HEF Shares beneficially. Each of HMP V and HEF V disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entity's pecuniary interest therein.

CUSIP NO. 403307101                    13G                   Page 16 of 25 Pages


          Highland Management, as the general partner of HMP V and HEF V, may be deemed to own the Shares beneficially. The Managing Directors have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. Highland Management and each of the Managing Directors disclaims beneficial ownership of the Shares, except to the extent of each such entity's pecuniary interest therein.

          (b)  Percent of Class:

               Highland Capital V:             5.8%
               Highland Capital V-B:           1.5%
               Highland Entrepreneurs' Fund:   0.9%
               HEF V:                          0.9%
               HMP V:                          7.3%
               Highland Management:            8.2%
               Mr. Higgins:                    8.2%
               Mr. Maeder:                     8.2%
               Mr. Nova:                       8.2%
               Mr. Dalton:                     8.2%
               Mr. Tango:                      8.2%

          The foregoing percentages are calculated based on the 4,568,051 shares of Common Stock reported to be outstanding after the closing of the offering in the Prospectus of GuruNet Corporation filed pursuant to Rule 424(b)(3) of the U.S. Securities Act of 1933 on October 13, 2004 (as adjusted pursuant to Rule 13d-3(d)(1)).

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

               Highland Capital V:             0 Shares
               Highland Capital V-B:           0 Shares
               Highland Entrepreneurs' Fund:   0 Shares
               HEF V:                          0 Shares
               HMP V:                          0 Shares
               Highland Management:            0 Shares
               Mr. Higgins:                    0 Shares
               Mr. Maeder:                     0 Shares
               Mr. Nova:                       0 Shares
               Mr. Dalton:                     0 Shares
               Mr. Tango:                      0 Shares

               (ii) shared power to vote or to direct the vote:

               Highland Capital V:             265,798 Shares
               Highland Capital V-B:           68,521 Shares

CUSIP NO. 403307101                    13G                   Page 17 of 25 Pages


               Highland Entrepreneurs' Fund:   42,167 Shares
               HEF V:                          42,167 Shares
               HMP V:                          334,319 Shares
               Highland Management:            376,486 Shares
               Mr. Higgins:                    376,486 Shares
               Mr. Maeder:                     376,486 Shares
               Mr. Nova:                       376,486 Shares
               Mr. Dalton:                     376,486 Shares
               Mr. Tango:                      376,486 Shares

               (iii) sole power to dispose or to direct the disposition of:

               Highland Capital V:             0 Shares
               Highland Capital V-B:           0 Shares
               Highland Entrepreneurs' Fund:   0 Shares
               HEF V:                          0 Shares
               HMP V:                          0 Shares
               Highland Management:            0 Shares
               Mr. Higgins:                    0 Shares
               Mr. Maeder:                     0 Shares
               Mr. Nova:                       0 Shares
               Mr. Dalton:                     0 Shares
               Mr. Tango:                      0 Shares

               (iv) shared power to dispose or to direct the disposition of:

               Highland Capital V:             265,798 Shares
               Highland Capital V-B:           68,521 Shares
               Highland Entrepreneurs' Fund:   42,167 Shares
               HEF V:                          42,167 Shares
               HMP V:                          334,319 Shares
               Highland Management:            376,486 Shares
               Mr. Higgins:                    376,486 Shares
               Mr. Maeder:                     376,486 Shares
               Mr. Nova:                       376,486 Shares
               Mr. Dalton:                     376,486 Shares
               Mr. Tango:                      376,486 Shares

          Each of Highland Capital V, Highland Capital V-B, Highland Entrepreneurs' Fund, HEF V, HMP V, Highland Management and the Managing Directors expressly disclaims beneficial ownership of any shares of the Common Stock of GuruNet Corporation, except any shares except to the extent of his or its pecuniary interest therein and any shares held directly of record.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

CUSIP NO. 403307101                    13G                   Page 18 of 25 Pages


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable. Each of Highland Capital V, Highland Capital V-B, Highland Entrepreneurs' Fund, HEF V, HMP V, Highland Management and the Managing Directors expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

           Not applicable.

CUSIP NO. 403307101                    13G                   Page 19 of 25 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.

Dated: February 10, 2005

                              HIGHLAND CAPITAL PARTNERS V LIMITED PARTNERSHIP

                              By:  Highland Management Partners V Limited
                              Partnership, its general partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND CAPITAL PARTNERS V-B LIMITED PARTNERSHIP

                              By:  Highland Management Partners V Limited
                              Partnership, its general partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director

CUSIP NO. 403307101                    13G                   Page 20 of 25 Pages


                              HIGHLAND ENTREPRENEURS' FUND V LIMITED PARTNERSHIP

                              By:  HEF V Limited Partnership, its general
                              partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HEF V LIMITED PARTNERSHIP

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS V LIMITED PARTNERSHIP

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS V, INC.

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director

CUSIP NO. 403307101                    13G                   Page 21 of 25 Pages


                              /s/ Robert F. Higgins
                              ---------------------
                              Robert F. Higgins


                              /s/ Paul A. Maeder
                              ---------------------
                              Paul A. Maeder


                              /s/ Daniel J. Nova
                              ---------------------
                              Daniel J. Nova


                              /s/ Sean M. Dalton
                              ---------------------
                              Sean M. Dalton


                              /s/ Josaphat K. Tango
                              ---------------------
                              Josaphat K. Tango

CUSIP NO. 403307101                    13G                   Page 22 of 25 Pages


                                Index of Exhibits

     Exhibit 1 - Agreement

CUSIP NO. 403307101                    13G                   Page 23 of 25 Pages


Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of GuruNet Corporation.

Dated: February 10, 2005

                              HIGHLAND CAPITAL PARTNERS V LIMITED PARTNERSHIP

                              By:  Highland Management Partners V Limited
                              Partnership, its general partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND CAPITAL PARTNERS V-B LIMITED PARTNERSHIP

                              By:  Highland Management Partners V Limited
                              Partnership, its general partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director

CUSIP NO. 403307101                    13G                   Page 24 of 25 Pages


                              HIGHLAND ENTREPRENEURS' FUND V LIMITED PARTNERSHIP

                              By:  HEF V Limited Partnership, its general
                              partner

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HEF V LIMITED PARTNERSHIP

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS V LIMITED PARTNERSHIP

                              By: Highland Management Partners V, Inc., its general partner

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS V, INC.

                              By: /s/ Robert F. Higgins
                                  ---------------------
                              Robert F. Higgins
                              Managing Director

CUSIP NO. 403307101                    13G                   Page 25 of 25 Pages


                              /s/ Robert F. Higgins
                              ---------------------
                              Robert F. Higgins


                              /s/ Paul A. Maeder
                              ---------------------
                              Paul A. Maeder


                              /s/ Daniel J. Nova
                              ---------------------
                              Daniel J. Nova


                              /s/ Sean M. Dalton
                              ---------------------
                              Sean M. Dalton


                              /s/ Josaphat K. Tango
                              ---------------------
                              Josaphat K. Tango